Exhibit 3.39

FILE NUMBER 5510-240-6
State of Illinois Secretary of State
STATE OF ILLINOIS
RESTATED ARTICLES
OF INCORPORATION
Article One: The name of the Corporation is HEXACOMB CORPORATION.
Article Two: Name and address of the registered agent and the registered office shall be:
Registered Agent: CT Corporation System
Registered Office: 208 South LaSalle Street, Suite 814, Chicago, IL 60604, County of Cook
Article Three: The purpose or purposes for which the corporation is organized are:
The transaction of any or all lawful business for which corporations may be incorporated under the Illinois Business Corporation Act of 1983.
Article Four: Paragraph 1: The authorized shares shall be:

Class	* Par Value per share	Number of shares authorized
Common	NPV	2,000,000
Paragraph 2: The preference, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are:
N/A
Article Five: The number of shares to be issued initial, and the consideration to be received by the corporation therefor, are:

Class	* Par Value per share	Number of shares proposed to be issued	Consideration to be received therefor
Common	NPV	125	$5,139,893.00
			Total: $5,139,893.00
Article Six: OPTIONAL
The number of directors constituting the initial board of directors of the corporation is 4.

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